Exhibit 8.1

2001 ROSS AVENUE	AUSTIN	LONDON
SUITE 600	BEIJING	MOSCOW
DALLAS, TEXAS	BRUSSELS	NEW YORK
75201-2980	DALLAS	PALO ALTO
	DUBAI	RIO DE JANEIRO
TEL +1 214.953.6500	HONG KONG	RIYADH
FAX +1 214.953.6503	HOUSTON	WASHINGTON
BakerBotts.com

November 23, 2015

Valero Energy Partners LP

One Valero Way

San Antonio, Texas 78249

Ladies and Gentlemen:

We have acted as counsel to Valero Energy Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of an aggregate of up to 4,887,500 common units representing limited partner interests in the Partnership pursuant to that certain Underwriting Agreement dated November 19, 2015 by and among the Partnership, Valero Energy Partners GP LLC, a Delaware limited liability company (the “General Partner”), and J.P. Morgan Securities LLC, as representative of the several underwriters named on Schedule 1 therein.

Reference is made to (i) the registration statement on Form S-3 (Registration No. 333-208052) (as amended, the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission under the Securities Act of 1933, as amended; (ii) the prospectus included in the Registration Statement dated November 16, 2015 (the “Base Prospectus”); and (iii) the prospectus supplement to the Base Prospectus dated November 19, 2015 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). We prepared the discussion (the “Discussion”) set forth under the caption “Material Federal Income Tax Consequences” in the Base Prospectus and under the caption “Material Federal Income Tax Considerations” in the Prospectus Supplement.

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made to us by the Partnership as to factual matters through a certificate of an officer of the Partnership (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement, the Prospectus and the Partnership’s responses to our examinations and inquiries.

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or representations. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the date hereof, subject to the assumptions, qualifications and limitations set forth therein. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement, the Prospectus and the Officer’s Certificate, may affect the conclusions stated herein.

November 23, 2015

No opinion is expressed as to any matter not discussed in the Discussion. We are opining herein only as to the federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. This letter speaks as of the date hereof, and we disclaim any obligation to update it.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Partnership’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm and this opinion in the Discussion and under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.